Exhibit 10.9

Award Agreement

between

1.	Innocoll AG, registered with the commercial register of the local court of Regensburg under HRB 14298, (the “Company”), and

2.	[Name, address] (the “Grantee”).

The Company and the Grantee are each hereinafter individually referred to as a “Party” and together also as the “Parties”.

Section 1

Preliminary Remarks

1.	The nominal share capital of the Company (Grundkapital) currently amounts to EUR 1,004,523 divided into 1,004,523 shares. The Grantee currently holds [●] shares in the Company.

2.	The Grantee has previously entered into an Award Agreement dated 28 January 2014 and amended on 20 March 2014 regarding reciprocal rights and duties with respect to certain shares issued to the Grantee in Innocoll GmbH, the Company’s legal predecessor, i.e. shares no. [●] through [●]. These shares and the shares no. [●] through [●] which were issued to the Grantee by virtue of a capital increase resolved on 22 May 2014 and registered with the commercial register of Regensburg on 17 June 2014 are hereinafter referred to as “Restricted Shares”. This previous Award Agreement shall be replaced by this Award Agreement (hereinafter referred to as the “Agreement”) whose provisions shall apply to all Restricted Shares held by the Grantee in the Company.

Section 2

Interpretation and Definition

In this Agreement defined terms (“Defined Terms”) shall have the meaning ascribed to them in the relevant section or in this Section 2.1 or in the articles of association of the Company. The following terms are defined:

1.	“AktG” shall mean the German Stock Corporation Act as in effect from time to time.

2.	“Affiliate” means any entity, whether now or hereafter existing, which controls, is controlled by, or is under common control with, the Company (including, but not limited to, joint ventures, limited liability companies, and partnerships). For this purpose, “control” shall mean ownership of 50% or more of the total combined voting power or value of all classes of stock or interests of the entity, or the power to direct the management and policies of the entity, by contract or otherwise.

4.	“Articles” shall mean the articles of Innocoll AG.

5.	“Bad Leaver Event” has the meaning set forth in Section 3.1

6.	“Bank Business Days” shall be such days, which are bank business days in Frankfurt am Main, Germany.

7.	“Board” means the management board (Vorstand) of the Company

8.	“Cause” means:

a)	the commission of any act by a Grantee constituting financial dishonesty against the Company or any of its Affiliates, which could be chargeable as a crime under applicable law;

b)	an act of dishonesty, fraud, intentional misrepresentation, moral turpitude, illegality or harassment which, as determined in good faith by the Board, would: (i) materially adversely affect the business or the reputation of the Company or any of its Affiliates with their respective current or prospective customers, suppliers, lenders and/or other third parties with whom such entity does or might do business; or (ii) expose the Company or any of its Affiliates to a risk of civil or criminal legal damages, liabilities or penalties;

c)	the repeated failure to follow the directives of the Board or the chief executive officer of the Company or any of its Affiliates,

d)	any material misconduct in violation of the Company’s or an Affiliate’s policies, or

e)	willful and deliberate non-performance of the Grantee’s duties in connection with the business affairs of the Company or its Affiliates.

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9.	“Code” means the United States Internal Revenue Code of 1986 (and any successor Internal Revenue Code), as amended from time to time. References to a particular section of the Code include references to regulations and rulings thereunder and to successor provisions.

10.	“Constructive Termination” shall mean Grantee’s resignation due to a material and non-temporary adverse change in the Grantee’s title, duties or responsibilities with the Company or any of its Subsidiaries, or any material reduction in the Grantee’s base compensation, if material, non-temporary, adverse change or reduction is not fully corrected by the Company within thirty (30) days after the Grantee provides the Company with written notice describing the circumstances that the Grantee believes constitute grounds for a Constructive Termination.

11.	“Disability” means, unless otherwise defined in the Award Agreement, a permanent and total disability within the meaning of Section 22(e)(3) of the Code.

12.	“Equity Value” means the value of the Company on a cash free / debt free basis at the time and as a result of an Exit Event.

13.	“Exit Event” means the earlier to occur of the following:

i.	a Liquidity Event, and

ii.	the 183rd day after the Company successfully completed an IPO.

14.	“Fair Market Value” means with respect to the Shares (i) if the Company's ADRs are listed on the Nasdaq Global Market (“Nasdaq”) or any established securities exchange, the closing price of the ADSs on the date of determination reported on Nasdaq or such established securities exchange; or (ii) if the ADSs are not listed on Nasdaq or an established securities exchange, the closing sales price of the ADSs as reported by the National Market System, or similar organization, or if no such quotations are available, the average of the high bid and low asked quotations for the ADSs in the over-the-counter market as reported by the National Quotation Bureau Incorporated or similar organizations, in each case multiplied by 13.25.

15.	“FICA” has the meaning set forth in Section 5.1.

16.	“Good Leaver Event” has the meaning set forth in Section 3.1.

17.	“Grant Date” means the date on which Restricted Shares (which were issued to the Grantee) come into existence, i.e. the date of registration of the respective capital increase in the course of which he has subscribed to such Restricted Shares.

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18.	“Immediate Family” has the meaning set forth in Section 4.3.

19.	“IPO” means the sale of shares of the Company’s successor in interest to the public in an underwritten public offering effective pursuant to applicable law and stock exchange rules.

20.	“Liquidity Event” means (a) the merger or consolidation of the Company into or with another limited liability company or corporation, the merger or consolidation of any other limited liability company or corporation into or with the Company, (b) the sale, conveyance, mortgage, pledge or lease of all or substantially all the assets of the Company, or (c) the disposition of Shares representing a majority of the voting power of the Company through a transaction or series of related transactions; other than a merger or consolidation involving the Company or a subsidiary in which the Shares outstanding immediately prior to such merger or consolidation continue to represent, or are converted into or exchanged for shares of capital stock that represent, immediately following such merger or consolidation, at least a majority, by voting power, of the capital stock of (A) the surviving or resulting limited liability company or corporation or (B) if the surviving or resulting limited liability company or corporation is a wholly owned subsidiary of another limited liability company or corporation immediately following such merger or consolidation, the parent corporation of such surviving or resulting limited liability company or corporation.

21.	“NIC” means UK National Insurance Contributions imposed by the Social Security Contributions and Benefits Act 1992 or the Social Security Contributions and Benefits (Northern Ireland) Act 1992.

22.	“NIC Agreement” means an agreement under paragraph 3A(2) of Schedule 1 to the Social Security Contributions and Benefits Act 1992 or under paragraph 3A(2) of Schedule 1 to the Social Security Contributions and Benefits (Northern Ireland) Act 1992.

23.	“NIC Election” means an election under paragraph 3B(1) of Schedule 1 to the Social Security Contributions and Benefits Act 1992 or under paragraph 3B(1) of Schedule 1 to the Social Security Contributions and Benefits (Northern Ireland) Act 1992.

25.	“Permitted Transferee” has the meaning set forth in Section 4.3.

26.	“Person” means any individual, sole proprietorship, partnership, joint venture,

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limited liability company, trust, unincorporated organization, association, corporation, institution, public benefit corporation, entity or government instrumentality, division, agency, body or department.

27.	“Purchase Offer” has the meaning set forth in Section 3.2.

28.	“Purchaser” has the meaning set forth in Section 3.2.

29.	“Restricted Shares” has the meaning set forth in Section 1.3.

30.	“Section 430 Election” means a joint election between the Grantee or, if different, the relevant Eligible Person, and that person’s employer under section 430(1) of the UK Income Tax (Earnings and Pensions) Act 2003.

31.	“Section 431 Election” means a joint election between the Grantee or, if different, the relevant Eligible Person, and that person’s employer under section 431(1) of the UK Income Tax (Earnings and Pensions) Act.

33.	“Shareholders” means the shareholders of the Company.

34.	“Shares” shall mean the non-par value shares registered in the name of the Company.

35.	“Subsidiary” as to any Person shall mean a corporation or other entity of which shares or similar stock having ordinary voting power to elect a majority of the board of directors or other managers of such corporation or entity are at the time owned, directly or indirectly, through one or more intermediaries, by such Person. Except as otherwise expressly indicated herein, references to Subsidiaries shall mean Subsidiaries of the Company within the meaning of Sec. 15 et seq AktG.

36.	“Taxes” has the meaning set forth in Section 5.1.

37.	“Tax Date” has the meaning set forth in Section 5.1.

38.	“Taxable Event” has the meaning set forth in Section 9.5.

39.	“Termination of Affiliation” occurs on the first day on which an individual is for any reason no longer providing services to the Company or an Affiliate in the capacity of an employee, officer, consultant or non-employee director, including by reason of any transaction that causes each Affiliate for whom the individual performs services to cease to be an Affiliate of the Company.

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Section 3

Purchase Offer

1.	For purposes of this Agreement a “Good Leaver Event” is defined as:

a)	a Termination of Affiliation initiated by the Company for any reason other than for Cause;

b)	a Termination of Affiliation due to the Grantee’s death or Disability; or

c)	a Termination of Affiliation due to the Grantee’s Constructive Termination.

A Termination of Affiliation will not be treated as a Constructive Termination unless the Grantee provides the Company with written notice within 90 days after the Grantee first becomes aware of circumstances that may constitute grounds for a Constructive Termination and the Grantee’s Termination of Affiliation occurs within the 60 day period commencing 30 days after the Grantee provides such written notice to the Company.

If the Grantee’s Termination of Affiliation is due to any of the reasons stated above under (a) through (c), he/she is hereinafter called a “Good Leaver”. If the Grantee’s Termination of Affiliation is not due to a Good Leaver Event, such Termination of Affiliation is deemed a “Bad Leaver Event”.

2.	The Grantee hereby irrevocably offers to sell and transfer (to the extent legally permissible) to the Company or to a third party designated by the Company (“Purchaser”), any or all Restricted Shares in the Company held by the Grantee pursuant to this Agreement now or in the future for the consideration set forth in subsection 4 below (“Purchase Offer”).

3.	Upon the occurrence of a Bad Leaver Event prior to an Exit Event, the Purchase Offer can be accepted by the Purchaser at any time, without further notice or any action by the Grantee, with regard to all or part of the Restricted Shares held by the Grantee. If no Bad Leaver Event has occurred, the Purchaser's right to accept the Purchase Offer lapses upon the earlier of (i) the occurrence of an Exit Event and (ii) the day prior to the date that is the fifth (5th) anniversary of the Grant Date, and the Grantee shall be free to sell and transfer its Restricted Shares without the transfer restrictions referenced in Section 5 hereof.

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4.	If the Purchase Offer is accepted as provided for in subsection 3 above, the Purchaser shall pay to the Grantee a price equal to the lesser of (x) the amount paid by the Grantee for such Restricted Shares, or (y) the Fair Market Value per Share on the date of receipt of the acceptance of the Purchase offer by the Grantee as per para. 5, 2. Sentence below. The Company shall pay to the Grantee the deemed sale price as soon as is administratively practical following the date of receipt of the acceptance.

5.	There shall be no deadline for acceptance of this Purchase Offer once a Bad Leaver Event occurs, irrespective of the occurrence an Exit Event before the sale and purchase pursuant to the Purchase Offer has been fully completed. The acceptance of the Purchase Offer shall be made in writing and become effective upon receipt by the Grantee. In case the Purchaser is not the Company, such Purchaser shall provide to the Grantee, together with the written acceptance of the Purchase Offer, a written statement of the Company designating him as the Purchaser.

6.	The purchase price provided for in subsection 4 above shall become payable upon acceptance of the Purchase Offer. The legal effectiveness of the acceptance of the Purchase Offer shall however not be conditional on the payment of the purchase price. The transfer of the Restricted Shares shall become immediately effective upon receipt of the written acceptance by the Grantee and not be subject to the payment of the purchase price. The Grantee shall notify the transfer of Restricted Shares to the Company, providing the Company with a copy of this Agreement and with a copy of the acceptance by the Purchaser (section 67 para. 3 German Stock Corporation Act).

7.	Any Restricted Shares sold and transferred to the Purchaser pursuant to this Section 3 are sold together with all shareholder rights and ancillary rights, including the right to receive the profits for the respective business year such sale and transfer becomes effective. As per the date any sale and transfer to the Purchaser becomes effective pursuant to this Section 4, the Grantee hereby represents and warrants that he is free to dispose of such Restricted Shares to the Purchaser and that such Restricted Shares are not encumbered with any third party rights.

Section 4

Transfer Restrictions

1.	Any rights under this Agreement shall be exercisable only by the Grantee during

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the Grantee’s lifetime, or, if permissible under applicable law, by the Grantee’s guardian or legal representative.

2.	No Restricted Shares may be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by the Grantee otherwise than by will or by the laws of descent and distribution or to the Company, and any such purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance shall be void and unenforceable against the Company or any Affiliate; provided that the designation of a beneficiary to receive benefits in the event of the Grantee’s death shall not constitute an assignment, alienation, pledge, attachment, sale, transfer or encumbrance.

3.	Notwithstanding subsections 1. and 2. above, Restricted Shares may be transferred, without consideration, to a Permitted Transferee. For this purpose, a “Permitted Transferee” in respect of the Grantee means any member of the Immediate Family of the Grantee, or any partnership (including limited liability companies and similar entities) of which all of the partners or members are such Grantee or members of his or her Immediate Family; and the “Immediate Family” of a Grantee means the Grantee’s spouse, children, stepchildren, grandchildren, parents, stepparents, siblings, grandparents, nieces and nephews or the spouse of any of the foregoing individuals.

Section 5

Withholding

1.	Subject to subsection (b), when federal, state, local or foreign taxes, including Social Security and Medicare (“FICA”) or similar foreign social taxes (including employer’s NIC where a NIC Agreement or NIC Election has been made) (hereinafter referred to as “Taxes”) are to be withheld upon the lapse of restrictions on Restricted Shares (the date on which such lapse of restrictions occurs hereinafter referred to as the “Tax Date”), the Grantee may elect to make payment for the withholding of those Taxes by one or a combination of the following methods:

a)	payment of an amount in cash equal to the amount to be withheld;

b)	selling and transferring to the Company a number of Shares having a Fair Market Value on the Tax Date equal to the amount to be withheld;

c)	withholding from any compensation otherwise due to the Grantee; or

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d)	at the discretion of the Committee and subject to applicable law (including the prohibited loan provisions of Section 402 of the Sarbanes-Oxley Act of 2002, if applicable), the Company may loan a Grantee all or any portion of the amount to be withheld.

An election by a Grantee under this subsection is irrevocable. Any fractional share amount and any additional withholding not paid by the withholding or surrender of Shares must be paid in cash. If no timely election is made, the Grantee must deliver cash to satisfy all tax withholding requirements.

2.	Any Grantee who makes an election under Section 83(b) of the Code and/or a Section 430 Election or Section 431 Election shall remit to the Company an amount sufficient to satisfy all resulting tax withholding requirements in the same manner as set forth in subsection (b).

3.	If the Grantee, in connection with the grant of Restricted Shares, makes the election permitted under Section 83(b) of the Code to include in such Grantee’s gross income in the year of transfer the amounts specified in Section 83(b) of the Code, then such Grantee shall notify the Company of such election within 10 days of filing the notice of the election with the Internal Revenue Service, in addition to any filing and notification required pursuant to regulations issued under Section 83(b) of the Code. The Managing Directors together with the Board may, in connection with the grant of an Award or at any time thereafter, prohibit a Grantee from making the election described above.

4.	Irrespective of the above, when Taxes are to be withheld by the Company in any event the Grantee will make a payment for the withholding of those Taxes to the Company by one or a combination of the following methods:

a)	payment of an amount in cash equal to the amount to be withheld;

b)	selling and transferring to the Company a number of Shares having a Fair Market Value equal to the amount to be withheld;

c)	withholding from any compensation otherwise due to the Grantee; or

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d)         at the discretion of the Committee and subject to applicable law, the Company may loan a Grantee all or any portion of the amount to be withheld.

Section 6

Confidentiality

The Parties agree to treat the contents of this Agreement including all related information and all Annexes and all data and information relating to the business, customers, financial statements, conditions or operations of the Company and its Affiliates, as confidential, preserve the confidentiality thereof, not duplicate or use or disclose to any person such information and to cause his, her or its employees, Affiliates and representatives who have had access to such information to keep confidential and not to use any such information (a) unless such information is now or is hereafter disclosed, through no act or omission of any Party or their controlled Affiliates, employees or representatives, in a manner making it available to the general public, or (b) unless such information is required by law or legal process to be disclosed, or (c) to the extent necessary to be disclosed in connection with resolution of any dispute with respect to this Agreement. In addition, every Party may entrust confidential matters to persons occupied in a profession bound to professional secrecy in the fields of law, business, accounting and tax consultancy if and to the extent this is required to safeguard his or her own legitimate interests. Other exceptions to the professional secrecy may be permitted in individual cases by a resolution of the Shareholders.

Section 7

Implementation of this Agreement

1.	This agreement shall take effect as of July 3rd, 2014.

2.	This Agreement and the Articles constitute the entire agreement between the Company and the Grantee with respect to the subject matter hereof. This Agreement may not be orally changed, modified or terminated, nor shall any oral waiver of any of its terms be effective. This Agreement may be changed, modified or terminated only by an agreement in writing signed by the Company and the Grantee.

3.	The Parties further agree that, in case of deviations between the Articles and this Agreement, the provisions agreed upon in the Articles shall take precedence over those of this Agreement. The provisions agreed herein represent additional regulations under the law of obligations (schuldrechtliche Regelungen) with respect to the internal relationships between the Parties. Insofar as provisions of the Articles are open to interpretation or amendment, the Parties agree to draw

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upon the regulations stipulated in this Agreement for the interpretation or amendment of the former. Insofar as provisions of this Agreement are not included or regulated in the Articles, the provisions of this Agreement shall apply.

Section 8

Declarations

Unless otherwise agreed herein, all notices, legal remedies or claims required or given hereunder, are sent to the Parties by registered mail to the addresses indicated in the preface of this Deed or to such other address or addresses or to such other Person or Persons as were communicated by the respective Party to the other Party in accordance with this provision, provided however that each Party has always nominated an authorized representative for receiving the service of official or court documents within the territory of the Federal Republic of Germany.

Section 9

Tax

1.	The Grantee hereby acknowledges that the Grantee has been advised by the Company to seek independent tax advice regarding the availability and advisability of making an election under Section 83(b) of the United States Internal Revenue Code of 1986, as amended, and that any such election, if made, must be made within 30 days of the Grant Date. The Grantee is not relying on the Company or any of its officers, directors or employees for tax advice regarding Restricted Shares granted in this Agreement. The Grantee bears sole responsibility for the filing any such Section 83(b) election with the appropriate governmental authorities, irrespective of the fact that a copy of such election will also be delivered to the Company. The Grantee agrees to promptly notify the Company in the event the Grantee makes a Section 83(b) election.

2.	The Grantee hereby acknowledges that the Grantee has been advised by the Company to seek independent tax advice regarding the availability and advisability of making a Section 431 Election, and that any such election, if made, must be made no later than the date falling 14 days after the Grant Date. The Grantee is not relying on the Company or any of its officers, directors or employees for tax advice regarding Restricted Shares granted in this Agreement.

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3.	The Grantee agrees to enter into a NIC Agreement or a NIC Election prior to the date on which the Purchase Offer lapses if requested to do so by the Company.

4.	Where no valid Section 431 Election as been made, the Grantee agrees to enter into a Section 430 Election within 14 days of the date on which the Purchase Offer lapses if requested to do so by the Company.

5.	Whenever the Purchase Offer with respect to any Restricted Shares granted under the terms of this Agreement lapses, or upon the making of a Section 83(b) election or a Section 431 Election (a “Taxable Event”), the Grantee must remit or, in appropriate cases, agree to remit when due, the minimum amount necessary for the Company to satisfy all of its federal, state, local or foreign withholding (including FICA, employee’s NIC and, where a NIC Agreement or NIC Election has been entered into, employer’s NIC) tax requirements relating to such Taxable Event. At its discretion, the Board may require the Grantee to satisfy these minimum withholding tax obligations by any (or a combination) of the following means: (1) a cash payment; (2) withholding from compensation otherwise payable to the Grantee; (3) authorizing the Company to withhold from the Restricted Shares that become unrestricted as a result of the lapsing of the Purchase Offer a number of shares having a fair market value, as of the date the withholding tax obligation arises, less than or equal to the amount of the withholding obligation; or (4) delivering to the Company unencumbered Shares having a fair market value, as of the date the withholding tax obligation arises, less than or equal to the amount of the withholding obligation.

6.	By entering into this Award Agreement the Grantee agrees that the Company may, unless it chooses to exercise its discretion as set in sub-section 5, withhold from the Restricted Shares that become unrestricted as a result of the lapsing of the Purchase Offer a number of shares having a fair market value, as of the date on which the withholding tax obligation arises, of not less than the amount of the withholding obligation.

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Section 10

Costs

Each Party bears the costs for the draft and advice in connection with the conclusion of this Agreement and the measures provided for in it themselves, but the Company shall bear the costs of the Grantee in connection with the conclusion of this Agreement.

Section 11

Severability

1.	Changes or additions to this Agreement must be made in writing to become effective unless the notarisation or another specific form is prescribed by law. This applies accordingly to the amendment of the written form clause.

2.	If a provision of this Agreement should be completely or partly invalid or impracticable, or if this Agreement should contain omissions, then the validity of the remaining provisions shall not be affected hereby. In place of the invalid or impracticable provision, a reasonable stipulation shall apply which, if legally permitted, most closely approximates the intention of the Shareholders in terms of the spirit and purpose of this Agreement.

Section 12

Miscellaneous

1.	This Agreement is governed by German law. In case of disputes of the Parties resulting out of or in connection with this Agreement or which otherwise affect the Grantee’s position as a Shareholder and his Shareholders’ rights, to the extent to which a specification about the place of jurisdiction is permissible, lies exclusively within the competence of the respective local responsible court at the relevant registered office of the Company.

2.	Restricted Shares shall be special incentives awarded to the Grantee and shall not be taken into account in computing the amount of salary or compensation of the Grantee for purposes of determining any pension, retirement, death or other benefit under (a) any pension, retirement, profit-sharing, bonus, insurance or other employee benefit plan of the Company or any Affiliate, except as such plan shall

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otherwise expressly provide, or (b) any agreement between (i) the Company or any Affiliate and (ii) the Grantee, except as such agreement shall otherwise expressly provide.

3.	Nothing in this Agreement shall interfere with or limit in any way the right of the Company or any Affiliate to terminate the Grantee’s employment or consulting contract at any time, nor confer upon the Grantee the right to continue in the employ of or as an officer of or as a consultant to the Company or any Affiliate.

4.	Headings in this Agreement are inserted merely for the purposes of ease of reference and shall have no effect on the content or the interpretation of the provisions.

Place, Date	Place, Date

_____________________	_____________________

Innocoll AG	[Grantee]

Michael Myers

CEO / Vorstandsvorsitzender

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